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                                                                    EXHIBIT 10.3

ALLEN C. EWING & CO.                        50 North Laura Street, Suite 3625
INVESTMENT BANKERS                          Jacksonville, FL 32202-3812
JACKSONVILLE   TAMPA                        Telephone 904-354-5573
                                            Telecopier 904-354-7033

September 20, 2000



CONFIDENTIAL

Mr. Hans C. Mueller
Chairman, Chief Executive Officer
Coastline Community Group, Inc.
255 Palm Avenue
Miami Beach, Florida 33139

Dear Mr. Mueller:

The purpose of this letter is to set forth a proposed agreement between Allen
C. Ewing & Co. ("Ewing") and Coastline Community Group, Inc. (the "Company") which is the proposed bank holding company for Coastline National Bank (In Organization) (the "Bank"), whereby Ewing will be retained by the Company for the purpose of providing marketing services to the Company in regard to the Company's objective of raising $8,500,000 to $10,000,000 in equity capital for the Company, a portion of which will be used to capitalize the Bank.

The Company plans to raise the indicated equity capital by offering common shares of the Company commencing in October of this year (the "Offering"). The Offering will be made to investors via an offering circular to be prepared by the Company. The common shares will be registered with the SEC.

The shares will be offered to investors in three phases:

o        FIRST PHASE

     To the directors and organizers who have indicated that they will collectively subscribe to approximately 150,000 shares representing $1,500,000 at the proposed offering price of $10.00 per share.



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Mr. Hans Mueller
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September 20, 2000





o        SECOND PHASE

     To investors located in the service area of the Bank with the objective of obtaining as many subscriptions as possible for the balance of the shares (the "Community Offering").

o        THIRD PHASE

     To other investors with the objective of obtaining subscriptions for any and all shares remaining unsold in the prior two phases (the "General Offering").

An escrow agent will be appointed by the Company and subscription funds will be placed in escrow until the minimum capital required by the regulators of $8,500,000 has been achieved. The marketing and selling of shares in Phases Two and Three may occur simultaneously as determined by Ewing and the Company.

DUTIES

The services to be provided by Ewing will include the following:

         o Ewing will serve as the exclusive financial advisor to the Company in connection with all phases of the Offering.

         o Ewing will provide marketing services for the Offering and licensed brokers to be on site to facilitate the marketing services. Ewing will provide appropriate oversight to ensure compliance with securities laws for the Offering.

         o Ewing will act as Sales Agent in marketing the shares in the Community and General Offerings and will assist the Company in raising the desired funds on a best efforts basis.

FEES

1) Upon acceptance of this agreement, Ewing will be paid a consulting fee of $3,000 with two additional payments of $3,000, payable monthly, commencing thirty days subsequent to the execution of this agreement. Commencing the fourth month from the execution of this agreement, Ewing will be paid an expense allowance of $5,000, payable monthly for three months. These consulting fees and expense allowances will not exceed $24,000. Ewing will recommend the services of The Meritas Group of Chapel Hill, NC, or a firm providing similar services, which will provide qualified personnel responsible to the Company for carrying out the necessary bookkeeping, compliance, and related duties. The Meritas Group, or a similar firm, will provide the Company with a software package designed to facilitate compliance and bookkeeping. This software package is capable of providing daily, weekly, and monthly reports reflecting the status of subscriptions as well as demographic information that may be pertinent. If the Offering is


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Mr. Hans Mueller
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September 20, 2000




         successful and the minimum amount of funds raised, all fees paid to Ewing as consulting fees and expenses will be deducted from the transaction fees payable to Ewing at closing.

2)       Ewing will be paid the following transaction fees at closing:

         o Ewing will not receive a transaction fee for the shares subscribed to by the Directors of the Company, which is anticipated to be approximately 150,000 shares, or $1,500,000.

         o Ewing will be paid a transaction fee of 4.0% on all funds raised in the Community Offering. Subscribers in the Community Offering will consist of investors located in the Bank's service area, as defined, as well as friends and associates of directors and organizers whose names will be provided in writing to Ewing.

         o Ewing will be paid a transaction fee of 6.0% on all subscriptions generated in the General Offering.

         o Ewing, at its discretion, will solicit interest from other registered broker-dealers to participate in the General Offering via a dealer selling agreement, which will provide commission payments to participating dealers of 4.0%.

EXPENSES

The Company will pay the legal costs for Ewing, which will not exceed $15,000 unless extraordinary legal services, approved by the Company, are required. The Company will be responsible for the fees and expenses of The Meritas Group, or a similar firm, if said services are necessary.

DUE DILIGENCE

Ewing and its legal counsel will be given the opportunity to perform due diligence prior to the commencement of the Offering and prior to the execution of this agreement.

INDEMNIFICATION

The Company agrees to indemnify and hold harmless Ewing, its directors, officers, and shareholders against any lawsuits, claims, damages, or liabilities (or actions or proceedings in respect thereof) to which Ewing or such person may become subject related to our engagement with the Company and will reimburse Ewing and each such person for all legal and other expenses incurred in connection with investigating or defending any such loss, claim, damage, liability, action, or proceeding whether or not in connection with pending or threatened litigation in which Ewing or any such person is a party; provided, however, that the Company will not be liable in any such case for losses, claims, damages, liabilities, or expenses that a court of competent


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Mr. Hans Mueller
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jurisdiction shall have found in a final judgment to have arisen primarily from the gross negligence or willful misconduct of Ewing or the party claiming a right to indemnification. This indemnity agreement will be in addition to any liability, which the Company may otherwise have.

The provisions of this agreement relating to indemnification shall survive termination or modification of our engagement and shall be binding upon any successors or assigns of the Company.

Please indicate that the terms described herein are agreeable by signing and returning to us the enclosed duplicate of this letter. We look forward to working with you on this project and look forward to a successful outcome.

Very truly yours,
ALLEN C. EWING & CO.



By: /s/ Benjamin C. Bischop
    --------------------------------
      Benjamin C. Bishop, Jr.
      President



ACCEPTED AND AGREED This 29th Day Of September 2000.

COASTLINE COMMUNITY GROUP, INC.



By:  /s/ Hans C. Mueller
    --------------------------------
      Hans C. Mueller
      Chairman and Chief Executive Officer